UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2007
Commission File No. 000-51342
CHARTWELL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	95-3979080

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
177 Madison Avenue, 2nd Floor
Morristown, New Jersey 07960
(Address and telephone number of principal executive offices) (Zip Code)
(973) 400-7010
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
     On March 5, 2006, Chartwell International, Inc. (the “Company”) entered into its standard Note Purchase Agreement with a foreign accredited investor (“Holder”) and issued a convertible promissory note in the principal amount of $500,000 (the “Note”) as part of the Company’s March 2007 private placement (the “Financing”). The Note was issued by the Company in reliance on Regulation S of the Securities Act of 1933 (the “Act”), as amended.
     The Note is convertible, at the option of the Holder and upon prior written notice to the Company at any time prior to May 23, 2012 (the “Repayment Date”), into shares of common stock of the Company at $2.50 per share. Additionally, the Notes bear an annual interest rate of 5.00%, which together with any unpaid principal balance, will be payable on or before the Repayment Date, except that no payment will be required to the extent that such principal and interest are or have been paid or converted. At any time prior to the Repayment Date and upon seven (7) days prior written notice, the Company may prepay all or a portion of the amounts due under the Notes in full accord and satisfaction of the Company’s obligations thereunder.
     In the event of a consolidation, merger, reorganization or sale of securities representing more than 50% of the voting power of the Company (a “Liquidation Event”), the Holder shall be entitled to receive the stock or other securities or property to which the Holder would have been entitled if the Holder had converted the Note immediately prior to the Liquidation Event. The number and character of shares of common stock issuable upon conversion of the Notes are subject to adjustment to proportionately reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event. The Notes provide that they are subordinated to senior indebtedness, and Holders may declare the entire unpaid principal and accrued interest immediately due and payable in the event that the Company defaults on its payment obligations. Further, the Holders and the Company each made customary representations and warranties.
Section 3 – Securities and Trading Markets
Item 3.02 Unregistered Sales of Equity Securities
     In connection with the Financing, the Company sold an aggregate of 1,950 shares of Series A Preferred Stock (the “Shares”), at a purchase price of $0.50 per share to a foreign accredited investor (“Investor”). The Shares were issued by the Company in reliance on Regulation S of the Act.
     The Investor entered into the Company’s standard Securities Purchase Agreement (the “Agreement”), which includes customary representation and warranty, and indemnification provisions. In addition, under the terms of the Agreement the Company grants the Investor the right to acquire a redemption right on or before March 5, 2007 (the “Redemption Right”). Pursuant to the Redemption Right, the Investor may require the Company redeem its Shares at $1,000.00 per share on December 31, 2010 if the Company is not traded on a national exchange at such date. The Investor has exercised its right to acquire the Redemption Right and acquired the Redemption Right for an aggregate purchase price consisting of $1,500,000 in cash and 400,000 shares of Common Stock of the Company.
     At any time, Investor at its option and upon written notice to the Company, may convert in whole or in part the Shares into shares of common stock of the Company, based on a per share conversion price of $2.50 (the “Conversion Price”). The Agreement further provides that upon conversion of the Series A

Preferred Stock, the Company shall prepare and file with the Securities and Exchange Commission, a registration statement on a form suitable for registration.
Section 5 – Corporate Governance and Management
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     On March 2, 2007, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) designating 20,000 shares of the Company’s authorized Preferred Stock as Series A Preferred Stock. The Certificate of Designation was approved by the Board of Directors of the Company.
     Each share of Series A Preferred Stock will be convertible at the option of the holder at any time into shares of Common Stock of the Company as is determined by dividing $1,025.65 per share by the Conversion Price, as adjusted for stock splits, subdivision and stock dividends. The initial Conversion Price is $2.50. The holders of Series A Preferred Stock shall be entitled to receive dividends on the same terms when declared by the Board of Directors for holders of Common Stock. In the event of a Liquidation Event, the holders of the Series A Preferred Stock will be entitled to receive their prorata portion of any distribution to holders of Common Stock.
     If a holder of Series A Preferred Stock acquires the Redemption Right, the holder may require the Company redeem its Series A Preferred Stock at $1,000.00 per share on December 31, 2010 if the Company is not traded on a national exchange at such date. The holders of Series A Preferred Stock are not entitled to vote.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

Exhibit	Description
4.1	Certificate of Designation

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTWELL INTERNATIONAL, INC.,
a Nevada Corporation

Dated: March 8, 2007	/s/ Paul Biberkraut

Paul Biberkraut,
Chief Financial and Administrative Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Certificate of Designation